Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Third Quarter Financial Results

Saint Paul, Minn., November 4, 2009-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its third quarter ended September 30, 2009.

Net income for the quarter ended September 30, 2009 was $1.6 million ($0.38 per diluted share) compared to $1.2 million ($0.29 per diluted share) for the same period in 2008. Net income for the first nine months of 2009 was $3.0 million ($0.74 per diluted share) compared to $3.4 million ($0.86 per diluted share) for the same period in 2008. Net income for the quarter ended September 30, 2009 was positively impacted by the recognition of tax credits in a foreign jurisdiction whose status was uncertain prior to the quarter. The earnings impact related to the credits was approximately $0.06 per diluted share.

Revenue for the third quarter was $6.8 million compared to $6.1 million for the same period a year ago, while revenue for the first nine months of 2009 was $17.9 million compared to $18.7 million for the same period a year ago. Royalties for the third quarter were $3.4 million compared to $3.7 million for the same period a year ago and were $9.1 million in the first nine months of 2009 as compared to $10.0 million in the first nine months of 2008. North American sales, which are sales of RTMS® in North America, were $1.7 million for the third quarter compared to $920,000 for the same period of 2008 and were $4.7 million for the first nine months of 2009 as compared to $4.5 million in the first nine months of 2008. International sales, which include both Autoscope® and RTMS sales outside of North America, were $1.8 million in the third quarter as compared to $1.4 million in the same period in 2008, and $4.1 million in the first nine months of 2009 as compared to $4.2 million in the same period of 2008. Sales of RTMS world-wide for the quarter were $2.4 million as compared to $1.2 million in the third quarter of 2008.

On a non-GAAP basis, excluding intangible asset amortization net of tax and the foreign tax credits, net income for the third quarter was $1.5 million ($0.36 per diluted share) and for the first nine months was $3.1 million ($0.77 per diluted share).

Ken Aubrey, CEO, said, “Our Q3 results reflect a continued difficult selling environment brought on by the economic downturn that was partially countered by tight expense control and the favorable foreign jurisdiction tax credit outcome. Our international business continues to be under pressure from what we see as lingering recessionary effects. Our domestic business, however, has shown two quarters of stabilization and we’re pleased with the progress of our RTMS operations.

“We are pressing forward on our manufacturing cost reduction initiatives and hybrid product developments with the ongoing intention to be better positioned than our competitors when the world’s economies improve.”

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the EIS asset purchase and may include other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a technology company focused in infrastructure productivity improvement through the development of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. ISS’ industry leading computer-enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS® radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation, environmental and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 100,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and, except as may be required by law, we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008 as updated by Form 10-Q filings made in 2009.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2009	2008	2009	2008
Revenue
Royalties	$3,389	$3,742	$9,068	$10,007
North American sales	1,679	920	4,729	4,468
International sales	1,755	1,420	4,096	4,221
	6,823	6,082	17,893	18,696
Cost of revenue	1,269	860	2,947	3,468
Gross profit	5,554	5,222	14,946	15,228

Operating expenses
Selling, marketing and product support	1,721	1,695	5,272	4,688
General and administrative	796	980	2,574	2,883
Research and development	868	701	2,541	2,167
Amortization of intangible assets	192	192	576	576
	3,577	3,568	10,963	10,314
Income from operations	1,977	1,654	3,983	4,914
Other income (expense), net	9	(6)	18	58
Income before income taxes	1,986	1,648	4,001	4,972
Income taxes	426	486	1,010	1,539
Net income	$1,560	$1,162	$2,991	$3,433

Basic net income per share	$0.39	$0.29	$0.75	$0.87
Diluted net income per share	$0.38	$0.29	$0.74	$0.86

Weighted shares – basic	3,986	3,942	3,985	3,933
Weighted shares – diluted	4,073	4,005	4,065	4,010

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1,2)	3,385	3,155	10,387	9,517
Non-GAAP income from operations	2,169	2,067	4,559	5,711
Other income (expense), net	9	(6)	18	58
Non-GAAP income before income taxes	2,178	2,061	4,577	5,769
Non-GAAP income taxes (3)	727	626	1,442	1,810
Non-GAAP net income	$1,451	$1,435	$3,135	$3,959

Non-GAAP basic net income per share	$0.36	$0.36	$0.79	$1.01
Non-GAAP diluted net income per share	$0.36	$0.36	$0.77	$0.99

Notes to non-GAAP adjustments
(1) Amortization of intangible asset for period as shown above is removed
(2) Withdrawn offering expense of $221 is removed in 2008
(3) Income taxes are increased by impact of (1,2) at ISS’ marginal tax rate of 34% and in 2009 by $236 for foreign tax credits

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	September 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$7,861	$10,289
Investments	3,940	4,000
Receivables, net	6,498	6,620
Inventories	2,862	1,608
Prepaid expenses and deferred taxes	1,147	752
	22,308	23,269
Property and equipment, net	869	728
Deferred income taxes	1,575	1,575
Goodwill and intangible assets, net	9,989	10,536
	$34,741	$36,108
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,278	$2,135
Bank debt	—	3,750
EIS earnout payable	—	1,164
Income taxes payable	667	283
	2,945	7,332
Income taxes payable	204	246
Shareholders’ equity	31,592	28,530
	$34,741	$36,108

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Nine-Month Period Ended September 30,
	2009	2008
Operating activities
Net income	$2,991	$3,433
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	906	863
Stock option expense	266	246
Changes in operating assets and liabilities	(1,217)	(1,215)
Net cash provided by operating activities	2,946	3,327

Investing activities
Purchases of property and equipment, net of disposals	(496)	(239)
Payment of EIS earnout	(1,192)	—
Sales (purchases) of investments	60	(5,400)
Net cash used in investing activities	(1,628)	(5,639)

Financing activities
Proceeds from exercise of stock options	4	109
Repayment of bank debt	(3,750)	(1,000)
Net cash used in financing activities	(3,746)	(891)

Decrease in cash and cash equivalents	(2,428)	(3,203)
Cash and cash equivalents, beginning of period	10,289	10,876
Cash and cash equivalents, end of period	$7,861	$7,673

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